UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 31, 2012

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive P.O. Box 1590 Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Effective as of July 31, 2012, River Valley Bancorp (the “Registrant”), Citizens Union Bancorp of Shelbyville, Inc. (“Citizens”), River Valley Financial Bank (“River”), and Dupont State Bank (“Dupont”) entered into an amendment (the “Amendment”) to its previously announced Reorganization Agreement among Registrant, Citizens, River and Dupont dated December 5, 2011, as previously amended on May 31, 2012 and on June 29, 2012 (the “Agreement”).  Under the Agreement, River Valley Financial Bank (“River”), a wholly-owned subsidiary of Registrant, will merge (the “Merger”) with Dupont (“Dupont”), an Indiana commercial bank and wholly-owned subsidiary of Citizens.  The surviving entity which will be an Indiana commercial bank named River Valley Financial Bank, will be wholly owned by Registrant from and after the closing.

The Agreement had provided that any of the parties, for various reasons, could terminate the Agreement if the Merger had not closed (the “Closing”) by July 31, 2012.  The Indiana Department of Financial Institutions has approved the Merger, but the parties have not yet received the approvals of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System of the Merger transaction and associated charter flip of River.  There is a 15-day waiting period following such approvals before the parties can close the Merger.  As a result, the parties have agreed to extend the deadline for closing the Merger from July 31, 2012 to November 9, 2012.  The parties currently expect to receive these regulatory approvals in time to close the transaction on September 28, 2012, but if that does not occur, they will close the transaction as soon as possible after the receipt of those regulatory approvals.

In addition, Citizens has agreed to continue providing data processing services to Dupont under its master contract between the date of closing of the Merger and the date River’s data processor can complete its conversion of Dupont’s customers to River’s data processing system.  Those post-closing services are to be provided pursuant to a data processing agreement to be negotiated and agreed to by Citizens and Dupont, but the parties have agreed to a monthly fee of $10,000 for such services, plus direct pass-through costs and expenses for core processing, internet banking, and communication technologies pertaining to Dupont’s operations.  In addition, at the time of signing the data processing agreement, River has agreed to pay Citizens a one-time fee equal to the lesser of (i) an amount equal to $65,000 or (ii) the net income of Dupont from August 1, 2012, to the Closing date (increased by any legal costs of Dupont relating to the Merger from and after August 1, 2012, and excluding any accruals, reserves or charges taken by Dupont at the request of River).

The Agreement has also been amended to permit Registrant and River to perform an updated due diligence investigation of Dupont focusing on its loan portfolio and earnings.  That investigation is to be completed by September 28, 2012.  If that investigation suggests that Dupont’s financial condition and operating results have materially deteriorated since the date of execution of the Agreement in a manner not reasonably acceptable to Registrant or River, Registrant and River may terminate the Agreement within 15 days after completion of such investigation.

A copy of the Amendment is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement

The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Registrant, or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Registrant’s public disclosures.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Third Amendment to Reorganization Agreement among River Valley Bancorp, River Valley Financial Bank, Citizens Union Bancorp of Shelbyville, Inc. and Dupont State Bank dated as of July 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 6, 2012	RIVER VALLEY BANCORP

	By:	/s/ Matthew P. Forrester
Matthew P. Forrester, President and CEO

EXHIBIT INDEX

Exhibit No.	Description
2.1	Third Amendment to Reorganization Agreement among River Valley Bancorp, River Valley Financial Bank, Citizens Union Bancorp of Shelbyville, Inc. and Dupont State Bank dated as of July 31, 2012

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